Exhibit 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com

Press Release

FOR IMMEDIATE RELEASE: October 29, 2013

For Further Information:

At the Company:

Jeff Huebschen, Director, Investor Relations

952.912.5773

Jeff.Huebschen@gkservices.com

G&K Services Announces Planned Retirement of Chief Financial Officer, Effective June 2014

MINNEAPOLIS, MN, October 29, 2013 – G&K Services, Inc. (NASDAQ: GK) announced today that Jeffrey L. Wright plans to retire as Executive Vice President and Chief Financial Officer. The company is beginning a search for his successor, considering both internal and external candidates. To ensure an orderly transition, Wright will continue in his current role until June 2014.

Wright has served as G&K’s Chief Financial Officer for nearly 15 years, since joining the company in 1999. He was promoted to Executive Vice President in 2009, at which time he was also appointed to the company’s Board of Directors. In addition to leading G&K’s finance organization, Wright has led the company’s direct sale business, GKdirect®, since 2009. He also previously led the company’s Cleanroom business and information technology department. Wright contributed significantly to G&K’s growth from a $500 million regional, family-controlled enterprise, to a large, North American organization with revenue well over $900 million. Strong cash flow was a consistent characteristic during Wright’s tenure, with shareholders enjoying a 15-fold increase in dividend payments. In addition, he served the industry as Chairman of the Textile Rental Services Association, from 2008 to 2010.

“It has been my privilege to work alongside Jeff. He is a leader who truly personifies G&K’s Core Values,” said Douglas A. Milroy, Chief Executive Officer. “Jeff’s leadership has been instrumental to G&K’s success. He has built a strong team and helped develop a company-wide culture of financial and operational discipline which will benefit G&K for years to come.”

“On behalf of G&K’s entire Board, I want to thank Jeff for his invaluable contributions”, added M. Lenny Pippin, Chairman of G&K’s Board of Directors. “Jeff’s leadership and professionalism helped guide the company for more than a decade. We wish Jeff and his family all the best in the years ahead.”

“I am grateful for the opportunity to have been a part of G&K Services, working together with such a talented team,” Wright said. “After thoughtful consideration, I have determined it is the right time to make this decision. The company is on sound footing, and has a bright future ahead. After working to support a smooth transition, I look forward to spending more time with my family and pursuing other professional and personal interests.”

Jeff Wright’s full bio is available on the company’s website at http://www.gkservices.com/executive-management.

About G&K Services, Inc.

G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 170,000 customers from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.